UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 13G/A

Under the Securities Exchange Act of 1934
(Amendment No. 4)*

IHS INC.
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(Name of Issuer)

Class A Common Stock
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(Title of Class of Securities)

451734107
--------------------------------
(CUSIP Number)

March 22, 2011
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(Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

/		/	Rule 13d-1(b)
/		/	Rule 13d-1(c)
/	X	/	Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person’s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 (“Act”) or otherwise subject to the liabilities of the section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

SCHEDULE 13G/A
CUSIP NO. 451734107

1)	NAME OF REPORTING PERSON

Urvanos Investments Limited -------------------------------------

2)	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(a) [ ]
(b) [ ]
3)	SEC USE ONLY

4)	CITIZENSHIP OR PLACE OF ORGANIZATION		Cyprus ------------------
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:

	5)	SOLE VOTING POWER	0 ---------

	6)	SHARED VOTING POWER	0 ---------

	7)	SOLE DISPOSITIVE POWER	0 ---------

	8)	SHARED DISPOSITIVE POWER	0 ---------

9)	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON		0 ---------

10)	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES		[ ]

11)	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)		0 ------

12)	TYPE OF REPORTING PERSON		CO ------

Page 2 of 15 Pages

SCHEDULE 13G/A
CUSIP NO. 451734107

1)	NAME OF REPORTING PERSON

Conscientia Investment Limited -------------------------------------

2)	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(a) [ ]
(b) [ ]
3)	SEC USE ONLY

4)	CITIZENSHIP OR PLACE OF ORGANIZATION		Malta -------------
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:

	5)	SOLE VOTING POWER	14,708,859 ---------

	6)	SHARED VOTING POWER	0 ---------

	7)	SOLE DISPOSITIVE POWER	14,708,859 ---------

	8)	SHARED DISPOSITIVE POWER	0 ---------

9)	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON		14,708,859 ---------

10)	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES		[ ]

11)	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)		22.7% ------

12)	TYPE OF REPORTING PERSON		CO ------

Page 3 of 15 Pages

SCHEDULE 13G/A
CUSIP NO. 451734107

1)	NAME OF REPORTING PERSON

TBG Limited -------------------------------------

2)	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(a) [ ]
(b) [ ]
3)	SEC USE ONLY

4)	CITIZENSHIP OR PLACE OF ORGANIZATION		Malta -------------
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:

	5)	SOLE VOTING POWER	14,708,859 ---------

	6)	SHARED VOTING POWER	0 ---------

	7)	SOLE DISPOSITIVE POWER	14,708,859 ---------

	8)	SHARED DISPOSITIVE POWER	0 ---------

9)	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON		14,708,859 ---------

10)	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES		[ ]

11)	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)		22.7% ------

12)	TYPE OF REPORTING PERSON		CO ------

Page 4 of 15 Pages

SCHEDULE 13G/A
CUSIP NO. 451734107

1)	NAME OF REPORTING PERSON

Georg Heinrich Thyssen-Bornemisza -------------------------------------

2)	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(a) [ ]
(b) [ ]
3)	SEC USE ONLY

4)	CITIZENSHIP OR PLACE OF ORGANIZATION		Switzerland -------------
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:

	5)	SOLE VOTING POWER	0 ---------

	6)	SHARED VOTING POWER	14,708,859
---------

	7)	SOLE DISPOSITIVE POWER	0 ---------

	8)	SHARED DISPOSITIVE POWER	14,708,859 ---------

9)	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON		14,708,859 ---------

10)	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES		[ ]

11)	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)		22.7% ------

12)	TYPE OF REPORTING PERSON		IN ------

Page 5 of 15 Pages

SCHEDULE 13G/A
CUSIP NO. 451734107

1)	NAME OF REPORTING PERSON

Favorita Holding Limited -------------------------------------

2)	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(a) [ ]
(b) [ ]
3)	SEC USE ONLY

4)	CITIZENSHIP OR PLACE OF ORGANIZATION		Malta -------------
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:

	5)	SOLE VOTING POWER	0 ---------

	6)	SHARED VOTING POWER	14,708,859 ---------

	7)	SOLE DISPOSITIVE POWER	0 ---------

	8)	SHARED DISPOSITIVE POWER	14,708,859 ---------

9)	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON		14,708,859 ---------

10)	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES		[ ]

11)	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)		22.7% ------

12)	TYPE OF REPORTING PERSON		CO ------

Page 6 of 15 Pages

SCHEDULE 13G/A
CUSIP NO. 451734107

Item 1.

	(a)	Name of Issuer

IHS INC.
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	(b)	Address of Issuer’s Principal Executive Offices

15 Inverness Way East, Englewood, CO 80112
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Item 2.
	(a)	Names of Persons Filing

Urvanos Investments Limited Conscientia Investment Limited TBG Limited Georg Heinrich Thyssen-Bornemisza Favorita Holding Limited
------------------------------------------------------------------------------------------------------------------------------------------------------------------

	(b)	Address of Principal Business Office or, if none, Residence c/o IHS Inc., 15 Inverness Way East, Englewood, CO 80112
------------------------------------------------------------------------------------------------------------------------------------------------------------------

	(c)	Citizenship

Urvanos Investments Limited, a Cyprus Company
Conscientia Investment Limited, a Malta company
TBG Limited, a Malta company
Georg Heinrich Thyssen-Bornemisza, a citizen of
         Switzerland
Favorita Holding Limited, a Malta company

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	(d)	Title of Class of Securities

Class A Common Stock
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	(e)	CUSIP Number

451734107
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Page 7 of 15 Pages

SCHEDULE 13G/A
CUSIP NO. 451734107

Item 3.		If this statement is filed pursuant to §§240.13d-1(b) or 240.13d-2(b) or (c), check whether the person filing is a:

(a)	/	/	Broker or dealer registered under section 15 of the Act;

(b)	/	/	Bank as defined in section 3(a)(6) of the Act;

(c)	/	/	Insurance company as defined in section 3(a)(19) of the Act;

(d)	/	/	Investment company registered under section 8 of the Investment Company Act of 1940;

(e)	/	/	An investment adviser in accordance with §240.13d-1(b)(l)(ii)(E);

(f)	/	/	An employee benefit plan or endowment fund in accordance with §240.13d-1(b)(1)(ii)(F);

(g)	/	/	A parent holding company or control person in accordance with §240.13d-1(b)(1)(ii)(G);

(h)	/	/	A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act;

(i)	/	/	A church plan that is excluded from the definition of an investment company under section 3(c)(14)of the Investment Company Act of 1940;

(j)	/	/	A non-U.S. institution in accordance with §240.13d-1(b)(1)(ii)(J);

(k)	/	/	Group, in accordance with §240.13d-1(b)(l)(ii)(K).

Item 4.		Ownership --------------

Urvanos Investments Limited:

(a)		Amount Beneficially Owned: 0

Urvanos Investments Limited is filing in its capacity as the former owner of 14,708,859 shares of Class A Common Stock. Urvanos Investments Limited no longer

Page 8 of 15 Pages

SCHEDULE 13G/A
CUSIP NO. 451734107

directly or indirectly owns any shares of Class A Common Stock.

(b)	Percent of Class: 0

(c)

(i)	Sole power to vote or direct the vote: 0

(ii)	Shared power to vote or direct the vote: 0

(iii)	Sole power to dispose or direct the disposition of: 0

(iv)	Shared power to dispose or direct the disposition of: 0

Conscientia Investment Limited:

(a)	Amount Beneficially Owned: 14,708,859

Conscientia Investment Limited is filing in its capacity as the record and beneficial owner of an aggregate of 14,708,859 shares of Class A Common Stock.

(b)	Percent of Class: 22.7%

(c)

(i)	Sole power to vote or direct the vote: 14,708,859

(ii)	Shared power to vote or direct the vote: 0

(iii)	Sole power to dispose or direct the disposition of: 14,708,859

(iv)	Shared power to dispose or direct the disposition of: 0

TBG Limited:

a)	Amount Beneficially Owned: 14,708,859

TBG Limited is filing in its capacity as the parent of Conscientia Investment Limited, which is the record and beneficial owner of an aggregate of 14,708,859 shares of Class A Common Stock.

Page 9 of 15 Pages

SCHEDULE 13G/A
CUSIP NO. 451734107

(b)	Percent of Class: 22.7%

(c)

(i)	Sole power to vote or direct the vote: 14,708,859

(ii)	Shared power to vote or direct the vote: 0

(iii)	Sole power to dispose or direct the disposition of: 14,708,859

(iv)	Shared power to dispose or direct the disposition of: 0

Georg Heinrich Thyssen-Bornemisza:

a)	Amount Beneficially Owned: 14,708,859

Georg Heinrich Thyssen-Bornemisza is filing in his capacity as the sole beneficiary of the TB Continuity II Trust, a Cayman Islands Trust, which is the indirect owner of 100% of the shares of TBG Limited.  Mr. Thyssen-Bornemisza disclaims beneficial ownership of the Class A Common Stock owned by Conscientia Investment Limited because he does not have the power to vote or dispose of, or to direct the voting or disposition of, the shares of Class A Common Stock owned by Conscientia Investment Limited.

(b)	Percent of Class: 22.7%

(c)

(i)	Sole power to vote or direct the vote: 0

(ii)	Shared power to vote or direct the vote: 14,708,859

(iii)	Sole power to dispose or direct the disposition of: 0

(iv)	Shared power to dispose or direct the disposition of: 14,708,859

Favorita Holding Limited:

a)	Amount Beneficially Owned: 14,708,859

Page 10 of 15 Pages

SCHEDULE 13G/A
CUSIP NO. 451734107

Favorita Holding Limited is filing solely in its capacity as the owner of 100% of the shares of TBG Limited (except for one non-voting and non-participating share which is owned by Kaszony Limited, a Malta company and the parent of Favorita Holding Limited).

(b)	Percent of Class: 22.7%

(c)

(i)	Sole power to vote or direct the vote: 0

(ii)	Shared power to vote or direct the vote: 14,708,859

(iii)	Sole power to dispose or direct the disposition of: 0

(iv)	Shared power to dispose or direct the disposition of: 14,708,859

Item 5.	Ownership of Five Percent or Less of a Class

If this statement is being filed to report the fact that as of the date hereof, the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following:[ X ]

As of the date hereof, Urvanos Investments Limited has ceased to be the beneficial owner of more than five percent of the Class A Common Stock.

Item 6.	Ownership of More than Five Percent on Behalf of Another Person

See Item 4.

Item 7.	Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company or Control Person

Not applicable.

Page 11 of 15 Pages

SCHEDULE 13G/A
CUSIP NO. 451734107

Item 8.	Identification and Classification of Members of the Group

Not applicable.

Item 9.	Notice of Dissolution of Group

Not applicable.

Item 10.	Certification

Not applicable.

Page 12 of 15 Pages

SCHEDULE 13G/A
CUSIP NO. 451734107

SIGNATURES

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

March 24, 2011	URVANOS INVESTMENTS LIMITED

	By:	/s/ Clifford Thring
	Name:	Clifford Thring
	Title:	Attorney-in-Fact for Urvanos Investments Limited

CONSCIENTIA INVESTMENT LIMITED

	By:	/s/ Clifford Thring
	Name:	Clifford Thring
	Title:	Attorney-in-Fact for Conscientia Investment Limited

TBG LIMITED

	By:	/s/ Clifford Thring
	Name:	Clifford Thring
	Title:	Attorney-in-Fact for TBG Limited

GEORG HEINRICH THYSSEN-BORNEMISZA

	By:	/s/ Clifford Thring
	Name:	Clifford Thring
	Title:	Attorney-in-Fact for Georg Heinrich Thyssen-Bornemisza

Page 13 of 15 Pages

SCHEDULE 13G/A
CUSIP NO. 451734107

FAVORITA HOLDING LIMITED

By:	/s/ Clifford Thring
Name:	Clifford Thring
Title:	Attorney-in-Fact for Favorita Holding Limited

Page 14 of 15 Pages

SCHEDULE 13G/A
CUSIP NO. 451734107

EXHIBIT INDEX
Exhibit No.	Description
24.1	Power of Attorney of Urvanos Investments Limited
24.2	Power of Attorney of Conscientia Investment Limited
24.3	Power of Attorney of TBG Limited
24.4	Power of Attorney of Georg Heinrich Thyssen-Bornemisza (also known as Giorgio Enrico Thyssen-Bornemisza)
24.5	Power of Attorney of Favorita Holding Limited
99.1
Joint Filing Agreement and Power of Attorney, dated May 10, 2006, among Urpasis Investments Limited, Thybo Trustees Limited, Urvanos Investments Limited, Tornabuoni Limited, TBG Holdings NV, Georg Heinrich Thyssen-Bornemisza, Claus Hipp, Thyssen Bornemisza Continuity Trust, Donald S. Perkins and Hans Peter Schaer (incorporated by reference to Exhibit A to the Schedule 13G/A filed by Urvanos Investments Limited on May 21, 2007)

99.2	Joinder Agreement, dated May 18, 2007, of Favorita Holding Limited (incorporated by reference to Exhibit B to the Schedule 13G/A filed by Urvanos Investments Limited on May 21, 2007)
99.3	Joinder Agreement, dated March 22, 2011, of Conscientia Investment Limited

Page 15 of 15 Pages